UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 3, 2011

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 3, 2011, Amyris, Inc. (“AI”) entered into a Joint Venture Implementation Agreement (the “JV Agreement”) by and among AI, Amyris Brasil S.A., the Company’s wholly-owned subsidiary (“Amyris Brasil” and, collectively with AI, the “Company”), Cosan Combustíveis e Lubrificantes S.A. and Cosan S.A. Industria e Comércio (such Cosan entities, collectively or individually, “Cosan”), related to the formation of a Brazilian joint venture entity (the “JV”), which will focus on the worldwide development, production and commercialization of base oils made from Biofene™, or Amyris farnesene, produced by the JV or purchased from Amyris or a contract manufacturer. Under the JV Agreement, Amyris Brasil also entered into a Shareholders’ Agreement dated June 3, 2011 (the “Shareholders’ Agreement” and, together with the JV Agreement, the “Implementation Agreements”) by and among Amyris Brasil, Cosan and Novvi S.A., the initial Brazilian joint venture entity, governing, among other things, the corporate structure and management of the JV. In December 2010, the parties had entered into an agreement to establish the joint venture pending completion of feasibility studies. Such feasibility studies were successfully completed in April 2011 and the parties have now agreed under the Implementation Agreements to establish the JV and commence operations.

Under the Implementation Agreements, the JV will undertake, on a worldwide basis, the development, production and commercialization of certain classes of base oils produced from Biofene for use in lubricants products in the automotive, commercial and industrial markets. The Implementation Agreements provide that the Company will perform research and development activities on behalf of the JV under a research services arrangement and will grant a royalty-free license to the JV to use Amyris technology to develop, produce, market and distribute renewable base oils for use in lubricant products sold worldwide. The Implementation Agreements provide that Cosan will provide technical expertise and use commercially reasonable efforts to contribute a base oils offtake agreement with a third party to the JV.

Subject to certain exceptions for the Company, the Implementation Agreements provide that the JV will be the exclusive means through which the Company and Cosan will engage in the worldwide development and commercialization of specified classes of renewable base oils that are derived from Biofene or, under certain circumstances, from other intermediate molecules or technologies. The JV has certain rights of first refusal with respect to alternative base oil technologies that may be acquired by the Company or Cosan during the term of the JV.

Under the Implementation Agreements, the Company and Cosan each own 50% of the JV and each party will share equally in any costs and any profits ultimately realized by the JV. The JV Agreement has an initial term of 20 years from the date of the agreement, subject to earlier termination by mutual written consent or by a non-defaulting party in the event of specified defaults by the other party (including breach by a party of any material obligations under the Implementation Agreements). The Shareholders’ Agreement has an initial term of 10 years from the date of the agreement, subject to earlier termination if either the Company or Cosan ceases to own at least 10% of the voting stock of the JV.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: June 9, 2011	By:	/s/ Tamara Tompkins
Tamara Tompkins
SVP and General Counsel